Exhibit 21.1

Subsidiaries of Xcel Brands, Inc.

Name and Jurisdiction of Incorporation

•	IM Brands, LLC, a Delaware limited liability company

•	IMNY Store 1, LLC, a New York limited liability company

•	IMNY Retail Management, LLC, a Delaware limited liability company

•	IMNY Store – GA-1, LLC, a Delaware limited liability company

•	IMNY e-store, USA, LLC, a Delaware limited liability company

•	JR Licensing, LLC, a Delaware limited liability company

•	H Licensing, LLC, a Delaware limited liability company

•	C Wonder Licensing, LLC, a Delaware limited liability company

•	Xcel Design Group, LLC, a Delaware limited liability company

•	The Beauty Solution, LLC, a Delaware limited liability company